As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ReTo Eco-Solutions, Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

X-702, Tower A, 60 Anli Road, Chaoyang District

Beijing, People’s Republic of China 100101
Tel: (+86) 10-64827328

(Address and telephone number of registrant’s principal executive offices)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

Tel: (888) 528-2677

(Name, address, and telephone number of agent for service)

Copies of Correspondence to:

Wei Wang, Esq.

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Phone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder cannot sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted.

Subject to Completion, Dated July 31, 2025

PROSPECTUS

ReTo Eco-Solutions, Inc.

10,663,612 Class A Shares

This prospectus relates to the resale by Streeterville Capital, LLC (the “Selling Shareholder”), from time to time, of up to an aggregate of 10,663,612 Class A shares, no par value per share (the “Class A Shares”), of ReTo Eco-Solutions, Inc. (“ReTo,” collectively with its consolidated subsidiaries, the “Company,” “we,” “us,” “our” or similar terminology), consisting of (i) 28,612 Class A Shares issued to the Selling Shareholder as consideration for the Selling Shareholder’s commitment (the “Commitment Shares”) pursuant to a Securities Purchase Agreement, dated as of June 16, 2025 (the “Securities Purchase Agreement”), by and between ReTo and the Selling Shareholder, (ii) 635,000 Class A Shares issued to the Selling Shareholder (the “Pre-Delivery Shares”) and (iii) 10,000,000 Class A Shares potentially issuable to the Selling Shareholder in satisfaction of pre-paid purchase balances outstanding from time to time under the Securities Purchase Agreement, subject to a beneficial ownership limitation equal to 9.99% of the Class A Shares outstanding from time to time. The offer and sale of these securities (the “Offering”) was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from registration under Regulation D, promulgated thereunder, and ReTo did not engage in any general solicitation in connection with such Offering.

Under the Securities Purchase Agreement, ReTo may issue and sell one or more pre-paid purchases (each, a “Pre-Paid Purchase”), in the aggregate purchase amount of up to $10,000,000. Upon the terms and subject to the conditions of each Pre-Paid Purchase, the Selling Shareholder, at its sole discretion, has the right, but not the obligation, to take delivery of Class A Shares from ReTo, and ReTo will issue to the Selling Shareholder, Class A Shares in satisfaction of all or a portion of the outstanding balance of such Pre-Paid Purchase, but not exceeding the outstanding balance of such Pre-Paid Purchase (the “Purchase Shares”). Any delivery of the 10,000,000 Purchase Shares registered for resale pursuant to the registration statement of which this prospectus is a part will reduce the outstanding balance of any Pre-Paid Purchase at a rate that will depend upon the timing of a delivery request by the Selling Shareholder and will fluctuate based on the trading price of our Class A Shares. The number of Class A Shares that may actually be acquired by the Selling Shareholder pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the limitations specified above. With respect to the Purchase Shares, the Selling Shareholder is an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholder will receive all of the net proceeds from the sale of the Class A Shares offered hereby. The Selling Shareholder may resell the Class A Shares offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of these shares by the Selling Shareholder, but we will bear all costs, fees and expenses in connection with the registration of the Class A Shares offered by the Selling Shareholder. The Selling Shareholder will bear all commissions and discounts, if any, attributable to the sale of the Class A Shares offered for resale through this prospectus.

The Selling Shareholder will determine where it may sell the shares through public or private transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the Selling Shareholder and the times and manner in which it may offer or sell Class A Shares, see “Selling Shareholder” and “Plan of Distribution.” Our Class A Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RETO.” As previously disclosed, on January 29, 2025, we received a delisting determination letter from Nasdaq due to failure to comply with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). We requested a hearing before a Nasdaq Hearings Panel (the “Panel”). Following the hearing before the Panel, at which we outlined our plan of compliance, we received a letter, dated March 28, 2025, from Nasdaq notifying us that the Panel has concluded that we have regained compliance. The letter stated that we will remain on a Discretionary Panel Monitor, pursuant to the Nasdaq Listing Rule 5815(d)(4)(A), for a one-year period from the date of the letter. If, within that one-year monitoring period, the Panel or the Listing Qualifications Department (the “Staff”) finds we fail any Nasdaq continued listing standard, we will not be permitted to provide the Staff with a plan of compliance with respect to such deficiency and the Staff will not be permitted to grant additional time for us to regain compliance with respect to any deficiency, nor will we be afforded an applicable cure or compliance period. Rather, the Staff will issue a delisting determination letter. As of July 30, 2025, the closing sale price of our Class A Shares was US$2.25.

ReTo is a business company incorporated in the British Virgin Islands (“BVI”). As a holding company with no material operations of its own, ReTo conducts substantially all of its operations through its subsidiaries established in the People’s Republic of China (the “PRC” or “China”). Investors in the Class A Shares should be aware that they may never directly hold equity interests in the Chinese operating entities, but rather purchasing equity solely in ReTo, our BVI holding company, which does not directly own substantially all of our business in China conducted by our subsidiaries. Class A Shares registered under this prospectus are shares of our BVI holding company instead of shares of our subsidiaries in China. When used herein, the references to laws and regulations of “mainland China” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau. “China” or the “PRC” refers to the People’s Republic of China and the term “Chinese” has a correlative meaning for the purpose of this prospectus only.

As we conduct substantially all of our operations in China, we are subject to legal and operational risks associated with having substantially all of our operations in China, which risks could result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or be worthless. The PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve large-scale collection of user data, implicate cybersecurity, or involve any other type of restricted industry. None of our PRC subsidiaries currently operates in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Yuan Tai Law Offices, other than those requisite for a domestic company in mainland China to engage in the businesses similar to those of our PRC subsidiaries, none of our PRC subsidiaries is required to obtain any permission from Chinese authorities, including the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”), or any other governmental agency that is required to approve its current operations.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), effective on March 31, 2023, which requires the filing with the CSRC of the overseas offering and listing plans and the follow-on offering plans by PRC domestic companies under certain conditions, and the filing with the CSRC by their underwriters associated with such companies’ overseas securities offering and listing. The Company is required to file with CSRC for the MeinMalzeBier acquisition that was completed in April 2025 and for the Offering. The filing for the MeinMalzeBier acquisition has been submitted to the CSRC and is under review. The Company is in the process of preparing for the filing for the Offering. The failure of the Company to submit the filing with CSRC timely may subject the Company to sanctions by the CSRC or other PRC regulatory agencies, which may include fines and penalties on our operations in China, limitations on our operating privileges in China, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A Shares. See “Risk Factors — Risks Related to Doing Business in China — We cannot predict whether or for how long we will be able to complete the filing procedure with the CSRC and complete such filing.”

In addition, any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. The statements and regulatory actions by the PRC government regarding oversight of securities market, overseas offerings and listing of China-based companies, cybersecurity reviews, and anti-monopoly enforcement are official guidance and related implementation rules have not been issued. Thus, it is highly uncertain what potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on a U.S. or other foreign exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S. Any future Chinese, U.S., British Virgin Islands or other laws, rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect our business and results of operations. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our Annual Report on Form 20-F for the year ended December 31, 2024 (the “2024 Annual Report”), which is incorporated by reference into this prospectus, for a detailed description of various risks related to doing business in China and other information that should be considered before making a decision to purchase any of our securities.

The Holding Foreign Companies Accountable Act (the “HFCAA”) was enacted on December 18, 2020. According to the HFCAA, if the Securities and Exchange Commission (the “SEC”) determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years, the SEC shall prohibit our Class A Shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCAA. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended, for example, September 30, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended September 30, 2022.

Furthermore, on December 16, 2021, the Public Company Accounting Oversight Board (the “PCAOB”) issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our auditor, YCM CPA INC. Our auditor is based in the U.S., registered with PCAOB and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. However, uncertainties exist with respect to the implementation of this framework and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Protocol if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which amended the HFCAA (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCAA applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located.

These developments could add uncertainties to the trading of our securities, which could cause the market price of our Class A Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCAA. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair investors’ ability to sell or purchase our Class A Shares when they wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Shares.

As a holding company, ReTo relies on dividends and other distributions on equity paid by its operating subsidiaries for cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders or to service any expenses it may incur. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with mainland China accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to ReTo. To date, there have not been any such dividends or other distributions from our PRC subsidiaries to our subsidiary located outside of China, ReTo or its shareholders outside of China. Furthermore, as of the date of this prospectus, neither ReTo nor any of its subsidiaries have ever paid dividends or made distributions to ReTo’s shareholders. ReTo is permitted under PRC laws and regulations as an offshore holding company to provide funding to its PRC subsidiaries in China through shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements. According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on ReTo’s ability to make capital contributions to its PRC subsidiaries. However, our PRC subsidiaries may not procure loans which exceed the higher of (i) difference between their total investment amount as recorded in the Foreign Investment Comprehensive Management Information System and their respective registered capital and (ii) three times of their net worth. In the future, cash proceeds raised from overseas financing activities may continue to be transferred by ReTo to the PRC subsidiaries via capital contribution or shareholder loans, as the case may be. We intend to retain most, if not all, of our available funds and any future earnings for the development and growth of our business in China. We do not expect to pay dividends or distribute earnings in the foreseeable future.

For the fiscal year ended December 31, 2022, 2023, and 2024, funds equivalent to approximately $4.2 million, $0.1 million, and $29.4 million, respectively, were provided to ReTo’s PRC subsidiaries as shareholder loans, which were accounted as loan receivable from the respective PRC subsidiary. These funds have been used by the Company’s PRC subsidiaries for their operations.

We maintain bank accounts in China, including cash in Renminbi in the amount of approximately RMB1.6 million and cash in USD in the amount of approximately US$0.5 million as of December 31, 2024. Funds are transferred between ReTo and its subsidiaries for their daily operation purposes. The transfer of funds between our PRC subsidiaries are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021, to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. As of the date of this prospectus, we have no cash management policies that dictate how funds are transferred between ReTo and its subsidiaries.

Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained in mainland China or Hong Kong from leaving, could restrict deployment of the cash into the business of our subsidiaries and restrict the ability to pay dividends.

Investing in our Class A Shares remains subject to our amended and restated memorandum and articles of association currently adopted, as amended or as amended and restated from time to time and the BVI Business Companies Act (Revised Edition) 2020 and involves substantial risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of certain risks and other factors that you should consider before purchasing our Class A Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2025.

i

ABOUT THIS PROSPECTUS

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” Neither we nor the Selling Shareholder have authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus, including in any of the materials that have been incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that has been incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

In this prospectus, unless otherwise indicated or the context implies otherwise:

●	“Act” refers to The BVI Business Companies Act (Revised Edition) 2020;

●	“Beijing REIT” refers to Beijing REIT Technology Development Co., Ltd., a PRC limited liability company and a wholly owned subsidiary of REIT Holdings (China) Limited prior to the December 2024 Divestiture;

●	“BVI” refers to the British Virgin Islands;

●	“China” or the “PRC” refers to the People’s Republic of China and the term “Chinese” has a correlative meaning for the purpose of this prospectus;

●	“Class A Shares” refers to Class A Shares of no par value per share issued in ReTo;

●	“Class B Shares” refers to Class B Shares of par value US$0.01 per share issued in ReTo;

●	“common share” refers to common shares issued in ReTo prior to the 2024 Share Redesignation;

●	“Share” refers to Class A Shares and Class B Shares, collectively;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	“December 2024 Divestiture” refers to the Company’s sale of all of its shares in REIT Holdings (China) Limited to a certain buyer on December 31, 2024;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC;

●	“Honghe ReTo” refers to Honghe ReTo Ecological Technology Co., Ltd., a PRC limited liability company and a wholly owned subsidiary of ReTo Hengda;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act, enacted in April 2012;

●	“M&A” refers to the amended and restated memorandum and articles of association of ReTo currently adopted, as amended or as amended and restated from time to time;

●	“Macau” refers to the Macao Special Administrative Region of the PRC;

●	“MeinMalzeBier” refers to MeinMalzeBier Holdings Limited, a BVI business company in which ReTo holds a 51% ownership interest;

●	“mainland China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau;

●	“MOFCOM” refers to China’s Ministry of Commerce;

●	“PCAOB” refers to the Public Company Accounting Oversight Board of the United States;

●	“PRC subsidiaries” refers to the Company’s subsidiaries that were incorporated in mainland China;

●

“REIT Equipment” refers to Beijing REIT Equipment Technology Co., Ltd. (formerly known as Beijing REIT Ecological Engineering Technology Co., Ltd. until August 9, 2023), a PRC limited liability company and a wholly owned subsidiary of ReTo Hengda;

●	“REIT Holdings” refers to REIT Holdings (China) Limited, a Hong Kong limited company and a wholly owned subsidiary of ReTo prior to the December 2024 Divestiture;

●	“REIT Ordos” refers to REIT Ecological Technology Co., Ltd., a PRC limited liability company and a wholly owned subsidiary of REIT Holdings prior to the December 2024 Divestiture;

●	“REIT Technology” refers to REIT Technology Development Co., Ltd., a PRC limited liability company and a wholly owned subsidiary of REIT Holdings prior to the December 2024 Divestiture;

●	“Renminbi” or “RMB” refers to the legal currency of the People’s Republic of China;

●	“ReTo” refers to ReTo Eco-Solutions, Inc., a BVI business company (registered in the BVI with company number 1885527);

●	“ReTo Hengda” refers to Beijing ReTo Hengda Technology Co., Ltd. (formerly known as Sunoro Hengda (Beijing) Technology Co., Ltd. until April 8, 2025), a PRC limited liability company and a wholly owned subsidiary of Sunoro Holdings (defined below);

●	“ReTo Hengye” refers to Beijing ReTo Hengye Technology Co., Ltd. (formerly known as Senrui Bochuang (Beijing) Technology Co., Ltd. until April 10, 2025), a PRC limited liability company and a wholly owned subsidiary of ReTo Hengda;

●	“SAFE” refers to China’s State Administration of Foreign Exchange;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“Sunoro Holdings” refers to Sunoro Holdings Limited, a Hong Kong limited company and a wholly-owned subsidiary of ReTo;

●	“U.S. dollars”, “US$” and “$” refer to the legal currency of the United States; and

●	“We”, “us”, “our”, or the “Company” refers to ReTo Eco-Solutions, Inc. and its subsidiaries, unless the context requires otherwise.

Our reporting and functional currency is the Renminbi. Solely for the convenience of the reader, this prospectus contains translations of some RMB amounts into U.S. dollars, at specified rates. Except as otherwise stated in this prospectus, all translations from RMB to U.S. dollars are made at RMB 7.2993 to US$1.00, the rate published by the Federal Reserve Board on December 31, 2024. No representation is made that the RMB amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

Except as otherwise stated in this prospectus, all numbers of our Class A Shares and related data have been updated to reflect the 10-for-1 share combination effective May 15, 2023 (the “2023 Share Combination”), the 10-for-1 share combination effective March 1, 2024 (the “2024 Share Combination”), and the 10-for-1 share combination effective March 7, 2025 (the “2025 Share Combination”). On August 8, 2024, we (a) redesignated the existing common shares, par value US$0.10 each, as Class A Shares with the same rights as the existing common shares (the “2024 Share Redesignation”) and (b) created an additional 2,000,000 shares each to be designated as Class B Shares, with each share to entitle the holder thereof to 1,000 votes but with transfer restrictions, pre-emption rights and no right to any dividend or distribution of the surplus assets on liquidation. On May 12, 2025, our board of directors approved to amend and restate the M&A to adjust the par value of our existing Class A Shares from “par value $1.00 each” to “no par value.” On May 13, 2025, ReTo filed the amended and restated M&A to reflect this adjustment with the British Virgin Islands Registrar of Corporate Affairs.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus or the documents incorporated by reference herein are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	the potential impact on our business of the economic, political and social conditions of the PRC;

●	any changes in the laws of the PRC or local province that may affect our operations;

●	our ability to operate as a going concern;

●	the liquidity of our securities;

●	inflation and fluctuations in foreign currency exchange rates;

●	our expansion into new businesses, industries or international markets, and undertaking of mergers, acquisitions, investments or divestments;

●	the ability to realize benefits of the acquisition of MeinMalzeBier and integrate and expand its businesses into our existing business and grow and manage growth profitably;

●	the ability to navigate geographic market risks of our products;

●	the ability to maintain a reserve for warranty or defective products and installation claims;

●	our on-going ability to obtain all mandatory and voluntary government and other industry certifications, approvals, and/or licenses to conduct our business;

●	our ability to maintain effective supply chain of raw materials and our products;

●	slowdown or contraction in industries in China in which we operate;

●	our ability to maintain or increase our market share in the competitive markets in which we do business;

●	our ability to diversify our product and service offerings and capture new market opportunities;

●	our estimates of expenses, capital requirements and needs for additional financing and our ability to fund our current and future operations;

●	the costs we may incur in the future from complying with current and future laws and regulations and the impact of any changes in the regulations on our operations; and

●	the loss of key members of our senior management.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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PROSPECTUS SUMMARY

Investors in our securities are not purchasing an equity interest in our operating entities in mainland China but instead are purchasing an equity interest in a British Virgin Islands holding company.

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the securities that we are offering, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including, but not limited to, our 2024 Annual Report and our other SEC reports.

Overview

We currently provide a full spectrum of products and solutions related to ecological environment protection equipment and intelligent equipment, from solid waste treatment equipment, mining equipment, to craft beer smart sales equipment. We differentiate us from our competitors through strong research and development capabilities and advanced technologies and systems. We leverage our strengths in R&D, manufacturing and sales of equipment to enhance existing products and develop new solutions that align with market needs and future growth opportunities.

Prior to the December 2024 Divestiture (as defined below), we were mainly engaged in the manufacture and distribution of eco-friendly construction materials and equipment used for the production of these eco-friendly construction materials as well as ecological restoration projects and software development services and solutions utilizing Internet of Things technologies.

To navigate the impacts of the pandemic and the evolving economic landscape, we undertook a strategic review and analysis and, in December 2024, completed the December 2024 Divestiture, which involved the divestment of non-performing assets and a capital restructuring aimed to enhance our liquidity and sharpening our strategic focus.

Following the December 2024 Divestiture, we ceased operations in the business of manufacturing and distribution of eco-friendly construction materials, ecological restoration projects and software development services and solutions utilizing Internet of Things technologies. We have since transitioned our focus toward the design, research and development, manufacturing, and sale of ecological environmental protection equipment and intelligent equipment. Our offerings mainly include comprehensive solid waste treatment solutions and equipment, with applications also extending to the research, development, and production of mining equipment and smart craft beer machines.

Due to China’s recent emphasis on environmental protection, we believe there is a unique opportunity to grow our company, which we expect will be driven by demand for our ecological environment protection equipment. To further expand our equipment business, we conducted research into the mining markets of East African countries, and identified that the area is rich in mineral resources so we believe it will have strong demand for mining equipment. Additionally, we have identified significant growth potential in demand for craft beer in China in the coming years, which we expect to drive demand for smart craft beer machines. We believe our technological know-how, production capacity, reputation and offerings of products and services will enable us to seize these opportunities.

Our clients are located throughout mainland China, and internationally in Middle East, Southeast Asia, and Africa. We are actively pursuing additional clients for our products, equipment, internationally in the Middle East, Southeast Asia, and Africa and in additional provinces of China. We seek to establish long-term relationships with our clients by producing and delivering high-quality products and equipment and then providing technical support and consulting services after equipment is delivered.

Holding Company Structure

ReTo is a holding company and a business company incorporated in the British Virgin Islands (the “BVI”) with no material operations of its own. We conduct substantially all of our operations through our subsidiaries established in mainland China. Our equity structure is a direct holding structure, that is, ReTo, the BVI entity listed in the U.S., controls Sunoro Holdings and MeinMalzeBier, and other PRC operating entities through Sunoro Holdings and MeinMalzeBier.

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a United States or other foreign exchange. These risks could result in a material adverse change in our operations and the value of our Class A Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks relating to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

The PRC government’s significant discretion and authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of our securities to significantly decline or become worthless. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government’s significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time which could result in a material adverse change in our operation and/or the value of our Class A Shares” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and cause our Class A Shares to decrease in value or become worthless. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

Cash and Other Assets Transfers between the Holding Company and Its Subsidiaries

For the fiscal year ended December 31, 2022, 2023 and 2024, funds equivalent to approximately $4.2 million, $0.1 million, and $29.4 million, respectively, were provided to the PRC subsidiaries as shareholder loans, which were accounted as loan receivable from the respective PRC subsidiary. These funds have been used by the Company’s PRC subsidiaries for their operations.

As of the date of this prospectus, there have not been any dividends or other distributions from our PRC subsidiaries to REIT Holdings prior to the December 2024 Divestiture, Sunoro Holdings and ReTo, all of which are located outside of mainland China. ReTo, as a BVI holding company, may rely on dividends and other distributions on equity paid by its PRC subsidiaries for its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders, subject to ReTo’s M&A and the Act or to service any expenses and other obligations it may incur.

Within our direct holding structure, the cross-border transfer of funds from ReTo to its PRC subsidiaries is permitted under laws and regulations of the PRC currently in effect. Specifically, ReTo is permitted to provide funding to its PRC subsidiaries in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements in China. There are no quantity limits on ReTo’s ability to make capital contributions to its PRC subsidiaries under the PRC law and regulations. However, the PRC subsidiaries may only procure shareholder loans from Sunoro Holdings or MeinMalzeBier in an amount equal to the difference between their respective registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System or three times of its net assets, at the discretion of such PRC subsidiary. For additional information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

Subject to the passive foreign investment company rules, the requirements of ReTo’s M&A and the Act, the gross amount of any distribution that we make to investors with respect to our securities (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any proposed dividend would be subject to ReTo’s M&A and the Act; specifically, ReTo may only pay a dividend if ReTo’s directors are satisfied, on reasonable grounds, that, immediately after the dividend is paid, the value of its assets will exceed its liabilities and it will be able to pay its debts as they fall due.

The PRC Enterprise Income Tax Law (the “EIT Law”) and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

We maintain bank accounts in China, including cash in Renminbi in the amount of approximately RMB1.6 million and cash in USD in the amount of approximately US$0.5 million as of December 31, 2024. Funds are transferred between ReTo and its subsidiaries for their daily operation purposes. The transfer of funds between our PRC subsidiaries are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. We have adopted certain cash management policies that dictate the internal approval process on transferring funds between our holding company and our subsidiaries. Such policies dictate the purpose, amount and procedure of cash transfers. Each transfer of cash among our subsidiaries is subject to internal approvals from at least two manager-level personnel, with required procedures including submitting supporting documentation (such as payment receipts or invoices), responsible personnel reviewing the documentation, and executing the payment. A single employee is not allowed to complete each and every stage of a cash transfer, but rather only specific parts of the whole procedure.

There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us or our subsidiaries to transfer cash. Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained in our bank accounts in mainland China from leaving mainland China, could restrict deployment of the cash into the business of our subsidiaries and restrict the ability to pay dividends. For details regarding the restrictions on our ability to transfer cash between us, and our subsidiaries, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government could prevent the cash maintained in our bank accounts in mainland China from leaving mainland China, restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends to U.S. investors, which could materially adversely affect our operations” in our 2024 Annual Report, which is incorporated by reference into this prospectus. We currently do not have cash management policies that dictate how funds are transferred between our BVI holding company and our subsidiaries.

Restrictions on Our Ability to Transfer Cash Out of China and to U.S. Investors

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to ReTo.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.

Effect of Holding Foreign Companies Accountable Act

The HFCAA, which was signed into law on December 18, 2020, requires a foreign company to submit that it is not owned or manipulated by a foreign government or disclose the ownership of governmental entities and certain additional information, if the PCAOB is unable to inspect completely a foreign auditor that signs the company’s financial statements. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the Company’s securities will be prohibited from trading on a national exchange.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCAA. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended, for example, September 30, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended September 30, 2022.

On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list did not include YCM CPA INC., our current auditor. Our auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and MOF, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong without any limitations on scope. However, uncertainties exist with respect to the implementation of this framework and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which amended the HFCAA (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCAA applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located.

These developments could add uncertainties to the trading of our securities, including the possibility that the SEC may prohibit trading in our securities if the PCAOB cannot fully inspect or investigate our auditor and we fail to appoint a new auditor that is accessible to the PCAOB and that Nasdaq can delist our Class A Shares.

If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause our securities to be delisted from the stock exchange.

For details on the effects of HFCAA on us, see “Item 3. Key Information — D. Risk Factors — Our Class A Shares may be delisted under the HFCAA if the PCAOB is unable to inspect our auditor. The delisting of our Class A Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

Regulatory Permissions and Developments

We have been advised by our PRC Counsel, Yuan Tai Law Offices, that pursuant to the relevant laws and regulations in China, none of our PRC subsidiaries’ currently engaged business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) promulgated by the Ministry of Commerce (the “MOFCOM”) and the National Development and Reform Commission of the People’s Republic of China (“NDRC”) which the latest version entered into force on November 1, 2024 (2024 Version). Therefore, our PRC subsidiaries are able to conduct their business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

Currently, none of our PRC subsidiaries is required to obtain additional licenses or permits beyond a regular business license for their operations currently being conducted. Each of our PRC subsidiaries is required to obtain a regular business license from the local branch of the State Administration for Market Regulation (“SAMR”). Each of our PRC subsidiaries has obtained a valid business license for its respective business scope, and no application for any such license has been denied.

As of the date of this prospectus, neither ReTo nor any of its PRC subsidiaries is subject to permission requirements from the CSRC, the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve of their respective operations. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) which became effective in 2008 and amended and put into effect as from August 1, 2022 (the “Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008 and amended on January 22, 2024, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State Council. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As official guidance and related implementation rules on these opinions have not been issued yet, the interpretation of these opinions remains unclear at this stage. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Approval of the CSRC or other PRC government authorities may be required in connection with our future offerings under PRC law, and if required, we cannot predict whether or for how long we will be able to obtain such approval” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

On December 28, 2021, the Measures for Cybersecurity Review (2021 Version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 Version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that as a result of: (i) we do not hold personal information on more than one million users in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, we are not required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021 Version).

As advised by our PRC legal counsel, Yuan Tai Law Offices, the PRC governmental authorities may have wide discretion in the interpretation and enforcement of these laws, including the interpretation of the scope of “critical information infrastructure operators.” In anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we may face challenges in addressing its requirements and make necessary changes to our internal policies and practices in data processing. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. Personal information refers to information related to identified or identifiable natural persons which is recorded by electronic or other means and excluding anonymized information. The Personal Information Protection Law provides that a personal information processor could process personal information only under prescribed circumstances such as with the consent of the individual concerned and where it is necessary for the conclusion or performance of a contract to which such individual is a party to the contract. If a personal information processor shall provide personal information to overseas parties, various conditions shall be met, which includes security evaluation by the national network department and personal information protection certification by professional institutions. The Personal Information Protection Law raises the protection requirements for processing personal information, and many specific requirements of the Personal Information Protection Law remain to be clarified by the CAC, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations.

None of our PRC subsidiaries currently operates in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Yuan Tai Law Offices, other than those requisite for a domestic company in mainland China to engage in the businesses similar to those of our PRC subsidiaries, none of our PRC subsidiaries is required to obtain any permission from Chinese authorities, including the CSRC, the CAC, or any other governmental agency that is required to approve its current operations. However, if our PRC subsidiaries do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that our PRC subsidiaries are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our PRC subsidiaries’ relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our PRC subsidiaries’ operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions, or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied.

On February 17, 2023, CSRC released the Trial Measures together with five guidelines, which became effective on March 31, 2023. The Trial Measures lay out the filing regulation arrangement for both direct and indirect overseas listing by PRC domestic companies, and clarify the determination criteria for indirect overseas listing in overseas markets. Any future securities offerings and listings outside of mainland China by our Company, including but not limited to, follow-on offerings, secondary listings and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC or any other PRC governmental authorities with respect to our listing on Nasdaq. The filing for the MeinMalzeBier Acquisition (as defined below) has been submitted and is under review. The Company is in the process of preparing for the filing for the Offering.  As the Trial Measures were newly published and there is uncertainty with respect to the filing requirements and their implementation, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Approval of the CSRC or other PRC government authorities may be required in connection with our future offerings under PRC law, and if required, we cannot predict whether or for how long we will be able to obtain such approval” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

As of the date of this prospectus, except as disclosed above, neither ReTo nor any of our PRC subsidiaries, (i) is required to obtain permissions from the PRC authorities, including the CSRC or the CAC, in connection with our issuance of securities to foreign investors, or (ii) has been denied such permissions by any PRC authority. We are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permission or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we and our PRC subsidiaries are required to obtain approvals in the future.

Recent Developments

Divestiture in December 2024

On December 30, 2024, ReTo entered into a Share Sale Agreement with Zhao Duan Wen, pursuant to which the Company agreed to sell all of its shares in REIT Holdings to the buyer for a purchase price of US$80,000. REIT Holdings is the holding company of multiple indirect subsidiaries of ReTo, which were engaged in in the business of manufacture and distribution of eco-friendly construction materials, ecological restoration projects and software development services and solutions utilizing Internet of Things technologies (the “December 2024 Divestiture”). The board of directors of the Company approved the December 2024 Divestiture based on considerations that these lines of business had experienced significant losses over the years and that the Company plans to focus on existing and new businesses that are more profitable and promising. The terms of the Share Sale Agreement, including the purchase price, were negotiated based on a valuation report of a third-party appraisal firm.

Pursuant to the Share Sale Agreement, the buyer shall bear any debts, claims and liabilities of REIT Holdings existing or potentially contingent prior to the closing of the December 2024 Divestiture, or any default liabilities arising out of the management of the business. The buyer may not make any claim under the Share Sale Agreement, including for a breach of warranty, unless full details of the claim have been notified to ReTo within 12 months from the closing. The Share Sale Agreement contains customary representations, warranties and covenants by the parties. ReTo’s total liability for any claims, subject to exclusions, under the Share Sale Agreement is limited to US$100,000.

The December 2024 Divestiture closed on December 31, 2024. Following the December 2024 Divestiture, we are no longer engaged in the business of manufacture and distribution of eco-friendly construction materials, ecological restoration projects and software development services and solutions utilizing Internet of Things technologies and focus on research and production of environmental protection technologies and equipment, intelligent equipment and machineries and application of new energy technologies.

Share Combination in February 2025

On February 11, 2025, ReTo’s board of directors approved the 2025 Share Combination pursuant to section 40A of the BVI Act of Class A Shares at a ratio of 10-to-1 so that every 10 shares (or part thereof) were combined into one (1) share (with the fractional shares rounding up to the next whole share). As a result of the 2025 Share Combination, the par value of the Class A Shares was changed from $0.1 per share to $1.0 per share, effective on March 7, 2025.

Acquisition of MeinMalzeBier in April 2025

On April 25, 2025, ReTo completed the acquisition (the “MeinMalzeBier Acquisition”) of a 51% equity interest in MeinMalzeBier, a BVI business company, pursuant to a Share Exchange Agreement, dated April 25, 2025, by and among ReTo, MeinMalzeBier, and MeinMalzeBier’s existing shareholders. The total consideration for the MeinMalzeBier Acquisition consisted of $3,978,000 in cash and 4,680,000 newly issued Class A Shares, with an aggregate value of $15,912,000. All the 4,680,000 Class A Shares issued as consideration were placed in escrow and are subject to a three-year earnout period based on the post-closing financial performance of MeinMalzeBier’s two wholly-owned PRC subsidiaries, Shenzhen Melody Catering Management Co., Ltd. (“Melody”) and Dirong Century Big Data Technology Co., Ltd. (“Dirong”). The securities issued were made pursuant to exemptions from registration under Regulation S and/or Regulation D of the Securities Act.

In connection with the MeinMalzeBier Acquisition:

1.	ReTo Hengda entered into that certain Management Services Agreement, dated April 25, 2025, with Melody and Dirong, under which ReTo Hengda will provide management and advisory services to Melody and Dirong in exchange for performance-based fees of up to $3,978,000 during the three-year period following the closing of the MeinMalzeBier Acquisition; and

2.	ReTo entered into that certain Advisory and Consulting Agreement, dated April 25, 2025, with a third-party consultant, pursuant to which ReTo agreed to issue an additional 764,706 Class A shares, with an aggregate value of $2.6 million, to the third-party consultant in consideration of its advisory services provided in connection with the MeinMalzeBier Acquisition. The securities will be issued pursuant to exemptions from registration under Regulation D of the Securities Act.

Change in Par Value

On May 12, 2025, our board of directors approved to amend and restate the M&A to adjust the par value of our existing Class A Shares from “par value $1.00 each” to “no par value.” On May 13, 2025, ReTo filed the amended and restated M&A to reflect this adjustment with the British Virgin Islands Registrar of Corporate Affairs.

Streeterville Financing

On June 16, 2025, ReTo entered into the Securities Purchase Agreement with the Selling Shareholder. Pursuant to the Securities Purchase Agreement, ReTo agreed to issue and sell to the Selling Shareholder one or more Pre-Paid Purchases at an aggregate purchase price of up to $10,000,000 for the purchase of Class A Shares of ReTo. The Company also agreed to issue (i) 28,612 Commitment Shares to the Selling Shareholder as consideration for the Selling Shareholder’s commitment and (ii) 635,000 Pre-Delivery Shares to the Selling Shareholder for $63.50 on June 17, 2025. See more description in our Report on Form 6-K that was furnished to the SEC on June 23, 2025, which is incorporated by reference into this prospectus.

Industry and Market Opportunities

Ecological Environment Protection Equipment Market

According to the Guiding Opinions on Promoting the High-Quality Development of the Environmental Protection Equipment Manufacturing Industry issued by the Chinese government authorities, the total value of China’s environmental protection equipment industry reached RMB920 billion in 2024, with a compound annual growth rate (“CAGR”) of 6%. As global environmental awareness continues to rise, countries around the world are strengthening environmental protection efforts, driving sustained growth in demand for environmental protection equipment. Developing countries, in particular, face serious environmental challenges among rapid industrialization and urbanization, which creates a pressing need for advanced equipment to improve environmental quality, especially in our key target regions such as Southeast Asia and Central Asia along the Belt and Road Initiative.

Mining Equipment Market

According to a report by Mordor Intelligence, the global mining equipment market reached $98 billion in 2024 and is projected to reach $135 billion by 2029, representing a CAGR of approximately 5.12%. Emerging markets in regions such as Southeast Asia, Central Asia, and Africa are experiencing rapid economic development, driving increasing demand for infrastructure and energy supply, which in turn fuels the development of mineral resources. While these countries are rich in mineral reserves, their mining operations remain relatively underdeveloped, creating a strong need for the introduction of advanced mining equipment and technologies to enhance resource extraction efficiency.

Smart Craft Beer Machine Market

According to an industry report by Fortune Business Insights, the global craft beer market was valued at $95.23 billion in 2020 and is projected to grow from $102.59 billion in 2021 to $210.78 billion by 2028, at a CAGR of 10.83% during the forecast period. The Asia-Pacific region holds the largest market share and is expected to grow at a CAGR of 10.50% over the same period.

Meanwhile, analysis by Market Research Future (MRFR) estimates the size of the China craft beer market at $6.13 billion in 2023. It is projected to grow from $6.53 billion in 2024 to $30 billion by 2035, with a forecast CAGR of approximately 14.87% between 2025 and 2035.

Our Strategies

We plan to expand our global footprint and promote sales of our ecological and environmental protection equipment, mining equipment, and smart craft beer brewing equipment across the world. To achieve these goals, we are pursuing the following strategies:

Continue to upgrade existing products and develop new products. We are committed to the ongoing research and development of new products addressing specific customer needs. Our plans include advancing the technology and design of our equipment and introducing new product models, such as the large-scale RT18 machine for solid waste utilization, various types of mining equipment, and smart craft beer machines, among others. We believe scientific and technological innovations will help our Company achieve its long-term strategic objectives.

Increase our revenue and market share by expanding our business network internationally. In order to expand our international market share, we plan to add more distributors in Southeast Asia, the Middle East, and Africa. We plan to change our advertising strategies to reach new customers through new methods, such as digital marketing. We are striving to expand our international market, aiming to increase our exports to countries such as the United Arab Emirates and Saudi Arabia in the Middle East, Algeria in North Africa, and India in Asia. We have participated, and will continue to participate, in targeted international marketing events, such as seminars, workshops, and trade shows, where we can meet potential customers, promote our products and deepen our network to further expand our sales. At the same time, we plan to increase investment in marketing and promotion in the international market, especially in Southeast Asia, the Middle East and Africa, such as by participating in various exhibitions, shows, forum or conferences and developing agent relationships, to effectively leverage our established network of agency cooperation there.

Pursue Strategic Acquisitions. We intend to continue to pursue expansion opportunities in existing and new markets, as well as in core and adjacent categories through strategic acquisitions. Specifically, we are seeking to acquire companies engaged in manufacturing solar energy facilities in an effort to further diversify our business. We believe the demand for such eco-friendly equipment and devices are and will continue to be in greater demand in the established economies. In addition, in light of China’s ongoing economic and social development, along with the anticipated demographic shift toward an aging population, we have identified growth potential in the health and wellness industry. Accordingly, we plan to leverage our existing expertise in ecological restoration and intelligent technologies to explore commercial ventures in the wellness sector.

Our Products

Ecological Environment Protection Equipment

We conduct our ecological environment protection equipment business mainly through our subsidiary, REIT Equipment. Manufacturing is outsourced to a third-party supplier located in Zhangjiakou City, Hebei Province, China, which fabricates our equipment strictly according to our proprietary engineering specifications and quality control standards. We sell our equipment to customers in China, the Middle East, North Africa and Southeast Asia.

We specialize in the design and integration of advanced solid waste treatment systems engineered to reduce waste volume, optimize material recovery, and improve overall environmental sustainability. Our equipment is highly customizable and built to meet specific client requirements across industrial, municipal, and commercial sectors. Key system components and technologies include:

●	Waste incinerators, which enable energy recovery for electricity generation or heating;

●	Waste compactors, designed to compress solid waste for more efficient transport;

●	Shredders, which break down bulky materials to facilitate size reduction and processing;

●	Sorting equipment, which classifies waste based on physical or chemical properties such as density, magnetism, or conductivity to improve recycling outcomes; and

Composting systems, which convert organic waste into fertilizer. These technologies collectively support sustainable waste management practices and are applicable across a wide range of industrial, municipal, and commercial settings.

Intelligent Mining Equipment

We conduct our intelligent mining equipment business mainly through our subsidiary, REIT Equipment. Manufacturing is outsourced to a third-party supplier, with its facility located in in Langfang City, Hebei Province, China. The supplier produces our equipment in strict accordance with our technical specifications and quality standards. Our intelligent mining equipment is currently sold to customers primarily in Uganda in Africa.

Our product line consists of advanced equipment designed to support efficient and automated mineral extraction processes. Our product line includes, but is not limited to, the following:

●	Gold Grinding Mill. Engineered primarily for extracting gold and other precious metals from ores, this equipment performs crushing and grinding to reduce ore size, facilitates mineral dissociation, and enables initial gravity-based enrichment of gold particles, enhancing the efficiency and recovery rate of subsequent extraction processes.

●	Jaw Crusher. Designed for primary and secondary crushing of various ores and large materials, this equipment breaks down rocks via compressive force between a moving and fixed jaw. It offers adjustable discharge settings for precise control over output size, making it suitable for a wide range of downstream applications. As a result of its high crushing ratio and stable output, the jaw crusher is a critical equipment used in mining, metallurgy, and construction industries.

Smart Craft Beer Machines

We conduct our smart craft beer machine business mainly through our subsidiary, ReTo Hengye, and outsource the manufacturing to a supplier, with its facility located in in Tangshan, Hebei province. The supplier manufactures our equipment in accordance with our proprietary technical specifications and quality standards. Our target market for the smart craft beer machines include China (including Hong Kong), Singapore, Malaysia, and other Southeast Asian countries. We believe our machines have several technological advantages over competitors, including:

●	Precise temperature control and inert gas preservation technology;

●	Automated operation and intelligent adjustment;

●	Data-driven operation and remote management;

●	Automatic cleaning cycle;

●	Reduction of operating costs; and

●	Energy-saving operation.

We commenced sales of smart craft beer machines during the first quarter of 2025. Following the MeinMalzeBier Acquisition, we also began the sales of craft beer in addition to the sales of craft beer machines, utilizing the sales network and distribution channels of MeinMalzeBier.

History and Development of the Company

Corporate History

ReTo is a BVI business company with limited liability, established under the laws of the BVI on August 7, 2015 as a holding company to develop business opportunities in China.

In November 2017, ReTo completed its initial public offering (“IPO”) of 3,220 common shares at a public offering price of $5,000 per share. In connection with the IPO, the Company’s common shares began trading on the Nasdaq Capital Market beginning on November 29, 2017 under the symbol “RETO.”

In January 2016, REIT Holdings was incorporated as a Hong Kong limited liability company wholly owned by ReTo. Prior to the December 2024 Divestiture, REIT Holdings had been a holding company of multiple direct or indirect subsidiaries of ReTo in China, including but not limited to Beijing REIT, REIT Ordos, and REIT Technology.

In April 2023, ReTo entered into an instrument of transfer with the original shareholder of Sunoro Holdings for the acquisition of 100% of the equity interests in Sunoro Holdings, for a total consideration of HKD 1, after which ReTo became the 100% owner of Sunoro Holdings’ equity interest. Sunoro Holdings is a holding company with no operation.

In November, 2022, Honghe ReTo was incorporated as a limited liability company in mainland China and a wholly-owned subsidiary of REIT Ordos at that time. In August 2023, ReTo Hengda was incorporated as a PRC limited liability company wholly owned by Sunoro Holdings. ReTo Hengda is a holding company with no operation. In August 2023, REIT Ordos transferred all of its equity interest of Honghe ReTo to ReTo Hengda for no consideration, after which ReTo Hengda became a 100% owner of Honghe ReTo’s equity interest.

In August 2023, REIT Ordos transferred all of its 100% equity interest of REIT Equipment to ReTo Hengda for no consideration, after which ReTo Hengda became a 100% owner of REIT Equipment’s equity interest. REIT Equipment is mainly engaged in the business of development and manufacturing of ecological environment protection equipment and mining equipment.

In January 2024, New REIT International Co., Limited was incorporated as a Hong Kong limited liability company wholly owned by ReTo. New REIT International Co., Limited is a holding company with no operation.

In June 2024, ReTo Hengye was incorporated as a PRC limited liability company wholly owned by ReTo Hengda. ReTo Hengye is mainly engaged in the business of manufacture and sales of smart craft beer machines.

In December 2024, ReTo sold all of its shares in REIT Holdings to a certain buyer for a purchase price of US$80,000, after which ReTo ceased to hold any interest in REIT Holdings and its subsidiaries.

In April 2025, ReTo acquired a 51% equity interest in MeinMalzeBier from certain third-party individuals for a total consideration of $3,978,000 in cash and 4,680,000 Class A Shares.

Corporate Structure

The chart below summarizes our corporate structure as of the date of this prospectus:

(1)	The remaining 49% is in the aggregate held by two third-party individuals.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

We are a “controlled company” as defined under the Nasdaq Listing Rules, because REIT International will be able to exercise 98.1% of the aggregate voting power of our total issued and outstanding Shares. For so long as we are a “controlled company”, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Our status as a “controlled company” could cause our Class A Shares to look less attractive to certain investors or otherwise harm the trading price of Class A Shares. Please see “Risk Factors — Risks Related to Our Capital Structure — We are a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

Corporate Information

Our principal executive offices in China are located at c/o Beijing REIT Technology Development Co., Ltd., X-702, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101. Our telephone number at this address is (+86) 10-64827328. Our registered agent in the BVI is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices.

Our principal website is www.retoeco.com. The information contained on this website is not a part of this prospectus.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings. For a detailed description of the risk factors ReTo and our subsidiaries may face, see “Item 3. Key Information — D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

Risks Related to Doing Business in China

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	We cannot predict whether or for how long we will be able to complete the filing procedure with the CSRC and complete such filing;

●	Changes in China’s economic, political or social conditions or government policies or in relations between China and the United States;

●	The impact on our operations and value of our Class A Shares by PRC government’s significant oversight, control, intervention and/or influence over our business operation;

●	The complex and evolving laws and regulations regarding privacy and data protection, including China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, that our business is subject to;

●	Uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations;

●	The risks of delisting or the threat of being delisted under the HFCAA if the PCAOB is unable to inspect our auditor;

●	The approval of the CSRC, CAC or other Chinese regulatory agencies which may be required in connection with our offshore offerings under Chinese law and, if required, our inability to obtain such approval or complete such filing;

●	The potential treatment as a resident enterprise for PRC tax purposes under the EIT Law and the risk of being subject to PRC income tax on our global income;

●	Foreign exchange controls in China, which could limit our use of funds that would be raised in future offerings, which could have a material adverse effect on our business;

●	The complex procedures under the PRC laws and regulation in connection with certain acquisitions of China-based companies by foreign investors;

●	PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion, which may restrict or prevent ReTo from making additional capital contributions or loans to its PRC subsidiaries;

●	Any limitation on the ability of our PRC subsidiaries to make payments to us;

●	Fluctuations in exchange rates;

●	The adverse impact on our business by the tensions in international trade and rising political tensions;

●	The potential supply chain disruptions; and

●	Any severe or prolonged downturn in the global or Chinese economy.

Risks Related to Our Business and Industry

We are subject to risks and uncertainties related to our business and industry, including, but not limited to, the following:

●	The potential slowdown of the industries in which our customers operate;

●	Any decline in the availability or increase in the cost of raw materials;

●	Any disruption in the supply chain of raw materials and our products;

●	Wage increases in China;

●	Our reliance on a limited number of vendors and the potential loss of any significant vendor;

●	Certain risks in collecting our accounts receivable;

●	Failure to protect our intellectual property rights;

●	The substantial doubt about our ability to continue as a going concern in the report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2024, 2023, and 2022;

●	Failure to maintain a reserve for warranty or defective products and installation claims;

●	Product defects and unanticipated use or inadequate disclosure with respect to our products;

●	Various hazards that may cause personal injury or property damage and increase our operating costs, which may exceed the coverage of our insurance;

●	Any material costs and losses as a result of claims based on failure of our products to meet regulatory requirements or contractual specifications;

●	Substantial liabilities to comply with environmental laws and regulations;

●	Inability to implement and maintain effective internal control over financial reporting;

●	Our continued investing in technology, resources, and new business capabilities;

●	Any failure to offer or maintain high quality products and support;

●	The competitiveness of the markets in which we participate;

●	Our reliance on a limited number of customers;

●	Lack of business insurance;

●	Defects or errors in our products;

●	Our reliance on the reliability, security, and performance of the software and technologies for our products; and

●	The impact on investor confidence and our reputation that as well as additional risks and uncertainties that may result from the restatement of our unaudited condensed consolidated financial statements for the six months ended June 30, 2023.

Risks Related to Our Class A Shares

We face risks and uncertainties related to our Class A Shares, including, but not limited to, the following:

●	Failure to meet the continued listing requirements of Nasdaq;

●	The volatility of trading prices of our Class A Shares;

●	Any negative reports by securities or industry analysts publish about our business; and

●	Substantial future sales or perceived sales of our Class A Shares in the public market.

THE OFFERING

Issuer	ReTo Eco-Solutions, Inc.

Securities being registered for resale by the Selling Shareholder	10,663,612 Class A Shares issued by us to the Selling Shareholder.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholder may determine. See “Plan of Distribution.”

Use of proceeds

The Selling Shareholder will receive all of the net proceeds from the sale of any Class A Shares offered by it under this prospectus.

We will pay all costs, fees and expenses incurred in connection with the registration of the Class A Shares covered by this prospectus. See “Use of Proceeds.”

Market for our Class A Shares	Our Class A Shares are listed on Nasdaq Capital Market under the trading symbols “ReTo.”

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

Investing in our Class A Shares is highly speculative and involves a significant degree of risk. In addition to the risks set forth below, you should carefully consider the risks described under “Item 3. Key Information — D. Risk Factors” in the 2024 Annual Report, which is incorporated by reference herein. Such risks are not exhaustive, before making an investment in our Company. The risks discussed therein could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described elsewhere in this prospectus.

Risks Related to Doing Business in China

We cannot predict whether or for how long we will be able to complete the filing procedure with the CSRC and complete such filing.

The Company is required to file with CSRC for the MeinMalzeBier Acquisition and for the Offering. The filing for the MeinMalzeBier Acquisition has been submitted to the CSRC and is under review. The Company is in the process of preparing for the filing for the Offering. We cannot predict whether or for how long we will be able to complete the filing procedure with the CSRC. Our failure to timely submit and complete the filing with CSRC may result in legal liabilities borne by the Company, including warning and rectification of non-compliance, a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), which could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our Class A Shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Shares offered by this prospectus. The Selling Shareholder will receive all of the proceeds.

We will pay all costs, fees and expenses incurred in connection with the registration of the Class A Shares covered by this prospectus.

DESCRIPTION OF SECURITIES

Information relating to our Shares and certain provisions of ReTo’s M&A is incorporated by reference from our 2024 Annual Report under the caption “Item 10. Additional Information – 10.B. Memorandum and articles of association.” Such information does not purport to be complete and is qualified in its entirety by the provisions of ReTo’s M&A and applicable provisions of the laws of BVI. You should read ReTo’s M&A which was filed as Exhibit 3.1 to our Form 6-K furnished to the SEC on May 13, 2025 for the provisions that are important to you.

The Company is authorized to issue an unlimited number of Shares designated as follows: (a) an unlimited number of Class A Shares and (b) up to a maximum of 2,000,000 Class B Shares. As of July 30, 2025, there were 7,327,491 Class A Shares and 1,000,000 Class B Shares outstanding, all of which were fully paid. For a description of the Shares, including the rights and obligations thereto, please refer to our 2024 Annual Report, which are incorporated by reference herein.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our M&A, which have been filed with and are publicly available from the SEC.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholder, from time to time, of up to an aggregate of 10,663,612 Class A Shares of ReTo, consisting of (i) 28,612 Commitment Shares pursuant to the Securities Purchase Agreement, (ii) 635,000 Pre-Delivery Shares and (iii) 10,000,000 Class A Shares potentially issuable to the Selling Shareholder in satisfaction of pre-paid purchase balances outstanding from time to time under the Securities Purchase Agreement, subject to a beneficial ownership limitation equal to 9.99% of the Class A Shares outstanding from time to time. The Offering was not registered under the Securities Act in reliance on an exemption from registration under Regulation D, promulgated thereunder, and ReTo did not engage in any general solicitation in connection with such Offering.

The Class A Shares beneficially owned by the Selling Shareholder are being registered to permit public resale of these securities, and the Selling Shareholder may offer these shares for resale from time to time as described in the “Plan of Distribution.”

The following table sets forth the names of the Selling Shareholder, the number of Class A Shares owned beneficially by the Selling Shareholder as of July 30, 2025, and the number of shares that may be offered for resale by the Selling Shareholder from time to time. These shares may also be sold by donees, pledgees, and other transferees or successors in the interest of the Selling Shareholder.

The Selling Shareholder may decide to sell all, some, or none of the Class A Shares listed below. We currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the securities covered by this prospectus. We cannot provide you with any estimate of the number of Class A Shares that the Selling Shareholder will hold in the future.

For the purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of Class A Shares outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentages of ownership are based on an aggregate of 7,327,491 Class A Shares.

	Class A Shares Prior to the Resale (1)			Class A	Class A Shares Beneficially Owned After Resale (2) Beneficially Owned After Resale
Selling Shareholder	Number	Percentage of Class A Share	Percentage of Shares	Shares Offered for Resale	Number	Percentage of Class A Shares	Percentage of Shares
Streeterville Capital, LLC(3)	663,612	9.06%	8.0%	10,663,612	-	-	-

(1)	Because the Selling Shareholder may offer all or some of the Class A Shares that it holds in the Offering contemplated by this prospectus, (b) the Offering of Class A Shares is not being underwritten on a firm commitment basis, and (c) the Selling Shareholder could purchase additional Class A Shares from time to time, no estimate can be given as to the number of shares or percent of our Class A Shares that will be held by the Selling Shareholder upon termination of the Offering.

(2)	Assumes the sale of all of the Class A Shares (being offered pursuant to this prospectus) to third parties, if any.

(3)

Streeterville Capital, LLC is the record holder of 663,612 Class A Shares and can purchase and resell up to 10,000,000 Class A Shares pursuant to the Securities Purchase Agreement. The number of Class A Shares that may actually be acquired by the Selling Shareholder pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the limitation that ReTo shall not effect the issuance of shares that would cause the Selling Shareholder to beneficially own a number of Class A Shares exceeding 9.99% of the number of Class A Shares outstanding on such date, as set forth in the Securities Purchase Agreement. John M. Fife has voting and dispositive power over securities held by Streeterville Capital, LLC through Streeterville Management LLC. The business address of Streeterville Capital, LLC, Streeterville Management LLC and John M. Fife is 297 Auto Mall Drive #4, St. George, Utah 84770.

PLAN OF DISTRIBUTION

The Class A Shares covered by this prospectus may, subject to the M&A and the Act, be offered and sold from time to time by the Selling Shareholder. The term “Selling Shareholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Shareholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Shareholder will decrease as and when it effect any such transfers. The plan of distribution for the Selling Shareholder’s shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholder hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the Class A Shares will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Shareholder of the Class A Shares. We will bear all fees and expenses incident to our obligation to register the Class A Shares.

The Selling Shareholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholder may also make sales in negotiated transactions. The Selling Shareholder may, subject to the M&A and the Act, offer its shares from time to time pursuant to one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	public or privately negotiated transactions;

●	on the Nasdaq Capital Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition to the foregoing methods, the Selling Shareholder may, subject to the M&A and the Act, offer its shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Shareholder may, subject to the M&A and the Act, also transfer, donate or assign its shares to lenders, family members and others and each of such persons will be deemed to be a Selling Shareholder for purposes of this prospectus. A Selling Shareholder or its successors in interest may, subject to the M&A and the Act, from time to time pledge or grant a security interest in some or all of the Class A Shares, and if the Selling Shareholder default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Class A Shares from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by the Selling Shareholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement to include the pledgee, secured party or other successors in interest of the Selling Shareholder under this prospectus.

The Selling Shareholder may also sell its shares pursuant to Rule 144 under the Securities Act, provided the Selling Shareholder meets the criteria and conforms to the requirements of such rule, the M&A and the Act.

The Selling Shareholder may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on its behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholder, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the Class A Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. Neither we, nor the Selling Shareholder, can presently estimate the amount of that compensation. If a Selling Shareholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of the Selling Shareholder and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Shareholder and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the M&A, the Act and the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholder and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. We have advised the Selling Shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Shareholder, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholder, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholder and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that the Selling Shareholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its Class A Shares.

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP, New York, New York, with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the Class A Shares and certain other matters of BVI law will be passed upon for us by Mourant Ozannes, a BVI partnership. Certain legal matters as to PRC law will be passed upon for us by Yuan Tai Law Offices.

EXPERTS

The audited financial statements of the Company as of and for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of YCM CPA INC., an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting, upon the authority and consent of said firm as experts in accounting and auditing.

The audited consolidated financial statements of MeinMalzeBier Holdings Limited as of and for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting, upon the authority and consent of said firm as experts in accounting and auditing.

The registered business address of YCM CPA INC. is 4482 Barranca Pkwy, Ste 239, Irvine, California 92604. The registered business address of Wei, Wei & Co., LLP is 133-10 39th Avenue, Flushing, New York 11354.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference herein because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our 2024 Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 9, 2025;

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on May 13, 2025, May 30, 2025, June 23, 2025, July 11, 2025 and July 31, 2025, including all the exhibits thereto;

●

the description of the Company’s common shares contained in the Form 8-A12B, filed with the SEC on November 28, 2017, and any further amendment or report filed hereafter for the purpose of updating such description; and

●	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by us to the SEC, in each case, prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under this registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Upon written or oral request, we shall provide without charge to each person, including any beneficial owner, a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at ReTo Eco-Solutions, Inc., X-702, Tower A, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101, Attention: Chief Executive Officer, telephone: (+86) 10-64827328.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K.

The SEC maintains a website at www.sec.gov that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The information on our website (www.retoeco.com), other than the Company’s SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, ReTo is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Under BVI law, holders of our Shares are entitled, upon giving written notice to us, to inspect (i) our M&A, (ii) our register of members, (iii) our register of directors and (iv) minutes of meetings and resolutions of members, and to make copies of, and take extracts from, these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Act allows a BVI company to indemnify any current or former director against any expense, judgment, fine or amount paid in settlement and reasonably incurred in connection with any legal, administrative or investigative proceedings brought against the director because the director served as a director of the company if: (i) the director acted honestly and in good faith and in what the director believed to be in the best interests of the company; and (ii) (in the case of criminal proceedings) the director had no reasonable cause to believe that the director’s conduct was unlawful. An indemnity that breaches the Act is void.

The Act allows a BVI company to pay any expenses incurred by any current or former director in defending any legal, administrative or investigative proceedings before the proceedings are finally concluded if the company is given an undertaking from, or on behalf of, the director to repay all amounts paid by the company if it is ultimately determined that the director is not entitled to be indemnified by the company.

With regard to conflicts of interest, any director of the Company who is interested in a transaction into which the Company has entered or will enter may vote on a matter relating to that transaction as long as he or she has disclosed the interest to each other director of the Company.

We are permitted under the M&A to purchase directors and officers insurance for each of the directors and officers of the Company whether or not the Company has the power to indemnify that person under the M&A.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to Regulation 14 of the M&A, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits.

The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Exhibit Description
3.1	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 6-K (File No. 001-38307) filed on May 13, 2025).
5.1*	Opinion of Mourant Ozannes regarding the legality of the securities being registered.
23.1*	Consent of YCM CPA INC.
23.2*	Consent of Wei, Wei & Co., LLP.
23.3*	Consent of Mourant Ozannes (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
107*	Filing Fee Table.

*	Filed herewith.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on the 31st  day of July, 2025.

RETO ECO-SOLUTIONS, INC.

By:	/s/ Xinyang Li
	Name:	Xinyang Li
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xinyang Li his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on July 31, 2025.

Name	Title

/s/ Xinyang Li	Chairman of the Board and Chief Executive Officer
Xinyang Li	(Principal Executive Officer)

/s/ Yue Hu	Chief Financial Officer
Yue Hu	(Principal Financial Officer and Principal Accounting Officer)

/s/ Guangfei Dai	President, Chief Operating Officer and Director
Guangfei Dai

/s/ Zhizhong Hu	Chief Technology Officer and Director
Zhizhong Hu

/s/ Tonglong Liu	Director
Tonglong Liu

/s/ Baoqing Sun	Director
Baoqing Sun

/s/ Lidong Liu	Director
Lidong Liu

/s/ Austin Huang	Director
Austin Huang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ReTo Eco-Solutions, Inc., has signed this Registration Statement in New York, NY on July 31, 2025.

Authorized U.S. Representative

By:	/s/ Xinran Li
Name: Xinran Li